Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated May 8, 2023, except for the effects of the on the financial statements of the restatement described in Note 2, as to which the date is August 29, 2023, relating to the financial statements of YouneeqAI Technical Services, Inc. formerly known as American Hemp Ventures, Inc. as of December 31, 2022 and 2021 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

December 22, 2023